EXHIBIT 4
                                   March 24, 1998



Ms. Cheryl A. Chase
President
Chase Polish Enterprises, Inc., General Partner
Cable Investment L.P.
Polish Investments Holding L.P.
One Commercial Plaza
Hartford, CT 06103

Re:  Access to @Entertainment Shares

Dear Ms. Chase:

     By way of this Letter Agreement, the undersigned, constituting all of the Class A and Class B limited partners of Cable Investment LP., a Delaware limited partnership ("CILP"), hereby set forth our understanding with you, in your capacity as i) the sole general partner of CILP, and
(ii) the sole general partner of Polish Investments Holding L.P., a Delaware limited partnership ("PIHLP"), in which CILP has its principal investment in regard to 1,633,500 @Entertainment, Inc. common shares (the "Shares"), owned by PIHLP and indirectly owned by CILP. It is our intention that this Letter Agreement serve as a instruction by us, constituting all of the limited partners of CILP, to you, as general partner of CILP and PIHLP.

     Our intention is that the Shares will eventually be held by CILP for the benefit of its Class B limited partners and you, as CILP general partner. The current structure is such that CILP owns a 99% Class B limited partnership interest in PIHLP. The Class B PIHLP limited partnership interest indirectly owns rights to the Shares. Eventually, it is intended that the Class B limited partnership interest owned by CILP in PIHLP will be redeemed by PIHLP in exchange for a transfer to CILP by PIHLP of such Shares. It is also our intention to permit you, as general partner, to redeem the interests of the Class B limited partners of CILP by making a distribution of all or any portion of the Shares in full or partial redemption of the Class B limited partner interests.

     You are the sole general partner of PIHLP and CILP. Documents have previously been drafted to permit you, in your absolute discretion, to consummate the above described redemptions. In accordance with this Letter Agreement, you agree to complete these redemptions to the best of your ability. Upon the request of any Class B limited partner of CILP of CILP. No other Class B limited partner or Class A limited partner of CILP will interfere in any manner whatsoever with your completing the transfer of the Shares from PIHLP to CILP and, in turn, from CILP to the Class B limited partner or partners.

     If a Class B limited partner of CILP wishes you to consider the sale of any portion of such Shares which such Class B limited partner's interest indirectly represents, that Class B limited partner will request such from you and you will effect such sale to your best of your ability at the PIHLP or CILP level in your capacity as general partner. Such sale of all or a portion of the Shares may also may be followed by a partial or complete redemption of the applicable CILP Class B limited partner's interests, in whole or in part, by way of the distribution of the net proceeds resulting from the sale of the Shares. The other Class B limited partners and the Class A limited partners agree to take no action which will interfere with your efforts to sell all or a portion of the Shares on behalf of CILP or to effect such redemption of a Class B limited partner's interest as a consequence of your actions in regard to the particular Class B limited partner's request.
     Finally, as you know, a Class B limited partner is entitled to request withdrawal from the Company or to request the liquidation of such limited partner's interest. Such withdrawal or liquidation is possible only with your consent as general partner of CILP. A Class B limited partner also is entitled to transfer his or her limited partnership interest in CILP by sale or otherwise, but only with your consent as general partner. We, constituting all of the Class A limited partners and Class B limited partners, will not block or otherwise interfere with such withdrawal or liquidation request of any Class B limited partner or interfere with the sale or liquidation of a Class B limited partner's interest in any manner whatsoever. You, as general partner of CILP, may consider a request of a Class B limited partner to withdraw from CILP in whole or in part or to approve a transfer of a Class B limited partner's interest. Each such action may be taken by you without the consent of any other partner. We direct you to cause CILP and/or PIHLP to file such documents or requests that are necessary with the SEC or any applicable state as to such sales, redemptions, transfers or withdrawals. You are direct to obtain advice of SEC Counsel at the expense of CILP to determine appropriate SEC filing requirements. Each limited partner hereby agrees to indemnify you and hold you harmless for all such actions or omissions, as provided for in Section
5.4 of the Limited Partnership Agreement for CILP.

     This Letter Agreement is effective as of the date hereof and made by and among the parties hereto. Any disputes hereunder shall be governed by the laws of the State of Connecticut.

                              SIGNED AND AGREED:

                              /s/ Cheryl Anne Chase
                              -------------------------------------------
                              Cheryl Anne Chase, Class A and Class B
                              Limited Partner



                              /s/ Arnold L. Chase
                              -------------------------------------------
                              Arnold L. Chase, Class A and Class B
                              Limited Partner



                              /s/ Kenneth N. Musen Trustee
                              -------------------------------------------
                              Sandra Chase Grantor Trust, Class A and
                              Class B Limited Partner, by Kenneth N.
                              Musen, as Trustee and not in any other
                              capacity



                              /s/ Kenneth N. Musen Trustee
                              -------------------------------------------
                              Arnold L Chase Family
                              Family Spray Trust, Class A and Class B
                              Limited Partner, by Kenneth N. Musen, as
                              Trustee and not in any other capacity



                              /s/ Kenneth N. Musen Trustee
                              -------------------------------------------
                              Cheryl Anne Chase Family Spray Trust, Class
                              A and Class B Limited Partner, by Kenneth N.
                              Musen, as Trustee and not in any other
                              capacity



                              /s/ Kenneth N. Musen Trustee
                              -------------------------------------------
                              Chase Cable LLC, by Kenneth N. Musen, its
                              Manager


                              CONSENTED TO BY:
                              CHASE POLISH ENTERPRISES, INC.



                              By: /s/ Cheryl A. Chase
                                  ---------------------------------------
                                  Its
                                  In its capacity as General Partner of
                                  Chase Investment Limited Partnership
                                  and Polish Investments Holding L.P.